Exhibit 10.3
Snap Inc.
Amended Non-Employee Director Compensation Policy
(Adopted on November 3, 2017)
(Amended on May 11, 2023)

Effective on Snap Inc.’s 2023 annual meeting of stockholders, this non-employee director compensation policy provides that each non-employee director will receive the following compensation for board of directors and committee services:

●an annual retainer for board of director membership of $75,000, paid in cash;
●an annual retainer of $75,000 for chairing the board of directors, paid in cash;
●an annual retainer of $25,000 for chairing the audit committee, $20,000 for chairing the compensation committee, and $10,000 for chairing the nominating and corporate governance committee, each paid in cash; and
●an annual grant of equity with a fair market value as of the date of grant of $250,000, comprised of RSUs vesting after one year.

All annual cash retainers will be paid quarterly in arrears. Additionally, in the event of a change to the designated chair for a committee, the annual cash retainer for chairing such committee will be prorated based on the number of days the chair held the position. The annual grants of equity described above will be subject to pro-rata acceleration on a director’s discontinued service on our board of directors and automatic full acceleration in the event of a change in control, as defined in the Snap Inc. 2017 Equity Incentive Plan.
Non-employee directors are also encouraged to accumulate stock ownership equal in value to five times the annual retainer for board of director membership within the later of five years from the effective date of the non-employee director compensation policy or each non-employee director’s initial election to serve on the board of directors. Previously owned and vested stock, unvested RSUs, and shares held in trust for the benefit of the non-employee director or his or her immediate family members are counted for purposes of determining stock ownership.